855 Putnam Arizona Tax Exempt Income Fund
5/31/03 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	(000s omitted)

Class A	4,795
Class B	913

72DD2	(000s omitted)

Class M	43

73A1

Class A	0.3840
Class B	0.3236

73A2

Class M	0.3568

74U1	(000s omitted)

Class A	12,131
Class B	2,811

74U2	(000s omitted)

Class M	110

74V1

Class A	9.51
Class B	9.50

74V2

Class M	9.52